SEALE AND BEERS, CPAS
PCAOB & CPAB REGISTERED AUDITORS
www.sealebeers.com



January 6, 2012


Office of the Chief Accountant
Securities and Exchange Commission
100 F Street, NE
Washington, D.C. 20549


Dear Sir/Madam:

We have read the statements included under Item 4.01 in the Form 8-K dated January 5, 2012 of Amerigo Energy, Inc. (the "Company") to be filed with the Securities and Exchange Commission and we agree with such statements insofar as they relate to our dismissal. We cannot confirm or deny that the appointment of LL Bradford & Company was approved by the Board of Directors, or that they were not consulted prior to their appointment as auditors.

Very truly yours,



/S/ SEALE AND BEERS, CPAS

Seale and Beers, CPAs
Las Vegas, Nevada











   Seale and Beers, CPAs                      PCAOB & CPAB Registered Auditors

50 S. Jones Blvd, Ste 202, Las Vegas, NV 89107 (888)727-8251 Fax:(888)782-2351